Exhibit 99.1

Press Release	Source: Strategic Distribution, Inc.

Strategic Distribution, Inc. Enters Into Merger Agreement With Portfolio Company of Platinum Equity
Monday January 8, 4:30 pm ET

Strategic Distribution Stockholders to Receive $10.00 Per Share

BRISTOL, Pa., Jan. 8 /PRIMEZONE/ — Strategic Distribution, Inc. (“SDI” or the “Company”) (NASDAQ: STRD), a leading provider of supply chain management solutions with respect to maintenance, repair, and operating (MRO) supplies for industrial and institutional customers, announced today that it has signed a definitive merger agreement with Project Eagle Holding Corporation and Project Eagle Merger Corporation, each a Platinum Equity portfolio company (together, “Platinum Equity”). Under the terms of the agreement, each share of SDI common stock will be converted into the right to receive $10.00 in cash, without interest. This transaction is valued at approximately $30 million.

The transaction is expected to be completed by the end of March, subject to receipt of stockholder approval, including the approval of a majority of the stockholders voting at a special meeting of stockholders, as well as the satisfaction of other customary closing conditions. The obligation of Platinum Equity to consummate the transaction is not conditioned upon the receipt of any financing.

On November 16, 2006, SDI announced that its Board of Directors had received a letter from Mr. William R. Berkley, detailing that an entity he controlled proposed to acquire all of the outstanding equity interests of the Company for $8.30 per share in cash.  Mr. Berkley beneficially owns approximately 22.5% of the Company’s outstanding common stock.

The Company’s Board of Directors had previously formed a special committee of independent directors to consider strategic alternatives for the Company. The committee continued to work with William Blair & Company (“William Blair”) as the financial advisor to the Company; William Blair had originally been retained by the Company in January 2005 to help the Company evaluate strategic alternatives.  The committee also retained independent legal counsel to assist it in its work.  From November 2006 through January 2007, William Blair solicited parties which had previously expressed interest in acquiring the Company and also solicited additional potential acquirers.  At the conclusion of that process, the special committee and its advisors negotiated a merger agreement with Platinum Equity.

On the unanimous recommendation of the special committee comprised entirely of independent directors, the Board of Directors of SDI approved the agreement that had been negotiated with Platinum Equity and recommended that SDI’s stockholders approve the merger.  Each member of the Company’s Board of Directors, including its Chairman William R. Berkley, has executed an agreement with Platinum Equity, agreeing to support the merger.

William Blair, acting as financial advisor to the special committee, has delivered an opinion to the special committee and the Board of Directors of SDI that, as of the date of the opinion, the merger consideration was fair, from a financial point of view, to the stockholders of SDI.

ABOUT SDI

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of MRO materials. Additional information about SDI can be found on the Company’s web site at http://www.sdi.com.

ABOUT PLATINUM EQUITY

Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, manufacturing and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has acquired more than 65 businesses with more than $15.5 billion in aggregate annual revenue at time of acquisition.

Important Additional Information Regarding the Merger will be Filed with the SEC:

This press release may be deemed to be soliciting material relating to the proposed merger between SDI and an affiliate of Platinum Equity. In connection with the proposed merger, SDI will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov . SDI’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Strategic Distribution, Inc., 1414 Radcliffe Street, Suite 300, Bristol, PA  19007  (215) 633-1900, or from SDI’s website, www.sdi.com .

SDI and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from SDI’s stockholders with respect to the merger. Information about SDI’s directors and executive officers and their ownership of SDI common stock is set forth in the proxy statement for SDI’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2006. Stockholders and investors may obtain additional information regarding the interests of SDI and its directors and executive officers in the merger, which may be different than those of SDI’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

The foregoing contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are about the consummation of the transaction, including those relating to (i) approval of the transaction and (ii)  satisfaction of  conditions to the transaction, and are based on SDI’s current expectations, assumptions and involve certain unknown risks and uncertainties. While SDI believes its assumptions are reasonable, there are factors that are hard to predict and influenced by conditions that are beyond SDI’s control. If these or other significant risks and uncertainties occur, or if our underlying assumptions prove inaccurate, our actual results could differ materially and the conditions to the consummation of the transaction may not be satisfied. You are urged to consider all such risks and uncertainties. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation to and does not plan to update any such forward -looking statement.

Contact:

Strategic Distribution, Inc.
Donald C. Woodring, President and Chief Executive Officer
(800) 322-2644, x 1978

Source: Strategic Distribution, Inc.